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                                                                    EXHIBIT 99.1

                         [CFX NEWS RELEASE LETTERHEAD]



                           CFX CORPORATION COMPLETES
                            COMMUNITY BANKSHARES AND
                         PORTSMOUTH BANK SHARES MERGERS


     Keene, NH, August 29, 1997 -- CFX Corporation (AMEX: CFX) announced that it is completing its mergers with Community Bankshares, Inc. ("Community") and Portsmouth Bank Shares, Inc. ("Portsmouth").

     Pursuant to the definitive agreements, each of Community's 2,489,000 outstanding and Portsmouth's 5,907,000 outstanding shares of common stock were converted into 2.113 shares and .9314 shares, respectively, of the Company's Common Stock, resulting in the issuance of 5,259,000 shares and 5,502,000 shares, respectively, of the Company's Common Stock to Community and Portsmouth shareholders. Cash will be paid in lieu of issuing fractional shares.

     Community's two banking subsidiaries, Concord Savings Bank and Centerpoint Bank, headquartered in Concord, New Hampshire and Bedford, New Hampshire, respectively, were merged into CFX's New Hampshire subsidiary, CFX Bank in the merger. Similarly, Portsmouth's banking subsidiary, Portsmouth Savings Bank, headquartered in Portsmouth, New Hampshire, was merged into CFX Bank in the merger.

     Both the Community and Portsmouth mergers will be accounted for by the pooling-of-interests method of accounting.

     Peter J. Baxter, President and Chief Executive Officer of CFX Corporation said, "We welcome the shareholders, customers, employees, and communities of Community and Portsmouth to the CFX family of community banks. As a combined company, all customers will share in the many benefits of a larger and more diversified community banking company."

     Mr. Baxter added, "We also welcome Douglas Crichfield to our company who will assume the position of President and Chief Executive Officer of CFX Bank. Mr. Crichfield was the President and Chief Executive Officer of Community and comes to us with many years of community banking experience and a philosophy which blends well with our existing franchise. In addition, Mark E. Simpson, President of Portsmouth Savings Bank will continue to be a leading representative of CFX in the seacoast region."

     CFX Corporation is a multi-bank holding company with total assets of $2.8 billion. The Company's three banking subsidiaries are CFX Bank, headquartered in Keene, New Hampshire, Orange Savings Bank, headquartered in Orange, Massachusetts, and The Safety Fund National Bank, headquartered in Fitchburg, Massachusetts. CFX Mortgage, Inc., CFX Bank's mortgage banking subsidiary, services approximately $895 million in mortgage loans for others. In addition, CFX Funding L.L.C., a 51% owned subsidiary of CFX Bank that engages in the facilitation of lease financing and rated securitizations, now services over $117 million in leases for others. The Company operates 58 full service offices, 3 loan production offices, and 88 automated teller and remote service banking locations in New Hampshire and central Massachusetts, and operates a trust division with $405 million in assets.

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